Exhibit 10.12

January 29, 2019

Tamar Yehoshua
Sent Electronically

Dear Tamar:
Slack Technologies, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your initial title will be Chief Product Officer and you will initially report to Stewart Butterfield. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of USD $320,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Slack’s Incentive Plan. In addition, you will be eligible to participate in Slack’s Incentive Plan (“Plan”). Your bonus target under the Plan is 40% of your adjusted base salary. Your actual bonus will be based upon the criteria set forth in the Plan and may change at the discretion of the Company. We will provide you additional information about the Plan following your hire date. Slack will be reviewing the Plan from time to time, and may amend it at any time in its sole and absolute discretion. In accordance with applicable state law, any bonus payment earned in accordance with an applicable Plan will be paid in your regular pay-cycle after you are determined to have “earned” the bonus payment, less applicable taxes and other authorized or required withholdings. Other terms regarding the Plan and payment of bonuses will be as per any Plan and any related terms entered into between the parties from time to time.
4.Sign-On Bonus. You will also be paid a one-time signing bonus of USD $500,000.00, which will be included in your first paycheck. This bonus is conditioned on you remaining employed by the Company for a minimum of (1) one year. If you (a) terminate your employment with the Company, or (b) are dismissed for cause within one (1) year of your start date, then you agree to repay a pro-rated amount of this bonus to the Company either by deducting this amount from your final paycheck(s) or repayment by check prior to your employment end date.

5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.
6.Stock Grant. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted 356,984 Restricted Stock Awards (the “RSAs”) and 1,070,951 Restricted Stock Units (the “RSUs” and together with the RSAs, the “Stock Grant”). The Stock Grant will initially be unvested but shall be eligible to become vested under the Company's standard terms. The RSAs will be subject to the terms and conditions applicable to restricted stock awards granted under the Company’s Stock Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Award Agreement. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Agreement. The RSAs and RSUs require both time-based vesting and performance-based vesting (the completion of a Change in Control or IPO) in order to vest. You will time-vest in 100% of the RSAs after 12 months of continuous service as described in the applicable Restricted Stock Award Agreement. Thereafter, you will begin time vesting in the RSUs after 15 months of continuous service, continuing in equal quarterly installments over the next 12 quarters of continuous service, as described in the applicable Restricted Stock Unit Agreement. The Company must complete a Change in Control or an IPO before the RSAs expire in order to be fully vested, as described in the applicable Restricted Stock Award Agreement. Moreover, the Company must complete a Change in Control or an IPO before the RSUs expire in order to be fully vested, as described in the applicable Restricted Stock Unit Agreement.
7.Severance. In the event that you are terminated without cause or resign for Good Reason as defined below (each an "Involuntary Termination"), you will receive a lump sum payment equivalent to six months of your base salary at the time of your Involuntary Termination (less standard deductions). Also in such event, the Company will credit all of your outstanding equity grants with an additional six months of time-based vesting, unless you have been employed at the Company for less than 12 months at the time of your Involuntary Termination. If you have been employed for less than 12 months at the time of your Involuntary Termination, the Company will credit you with time-based vesting such that:
•You receive the initial one-year cliff vesting of your initial grant if you are employed for 6 months or less
•You receive one month of additional vesting beyond the initial one-year cliff vesting of your initial grant for every month of employment after 6 months
For example, if you begin your employment with the Company on January 28, 2019 and an Involuntary Termination occurs eight months later on September 28, 2019, you would receive credit for the initial one-year time-based vesting of your initial grant, plus credit for time-based vesting of your equity through March 28, 2020.
"Good Reason" is defined as: a material diminution in your position, responsibilities, authority or duties; a reduction in your base salary by more than 10% except for across-the-board salary reductions similarly affecting all or substantially all management employees; the relocation of the Company office at which you are principally employed to a location more than 35 miles from such office; or the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this offer letter.
The Company is currently considering adopting a plan that would describe these benefits in more detail, and you will be eligible to participate in that plan once adopted by the Company. If the plan adopted by the Company is materially less beneficial to you than the benefits described in this letter, you may opt to retain the benefits described in this letter and not participate in the plan. The plan would include double-trigger vesting (termination following a change in control) of all outstanding equity.
8.Other Agreements. Like all Company employees, you are required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is electronically attached hereto as Exhibit A, and the Company’s standard Mutual Agreement to Arbitrate, a copy of which is electronically attached hereto as Exhibit B.
9.Employment Relationship. Employment with the Company is for no specific period. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, manager, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Slack is a relatively new company and strategy, product and company needs can change quickly. You acknowledge that your role, job duties and manager may change at any time, based on company need.
10.Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
11.Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law and will be subject to the Mutual Agreement to Arbitrate.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.
This offer, if not accepted, will expire at the close of business on January 30, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Slack Technologies, Inc. conditions this offer upon successfully passing a background check. Your employment is also contingent upon your starting work with the Company on or before January 28th, 2019.

Very truly yours,

SLACK TECHNOLOGIES, INC.

/s/ Allen Shim
By: Allen Shim
Title: CFO, Chief Financial Officer

I have read and accept this employment offer:

/s/ Tamar Yehoshua
Signature of Tamar Yehoshua

Dated: 1/30/2019

Electronic Attachments
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Mutual Agreement to Arbitrate